UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 19, 2006

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 19, 2006, Health Net, Inc. ("Health Net" or the "Company") announced the appointment of Bret A. Morris, age 41, as the Company’s Senior Vice President and Controller, Corporate Finance, commencing on October 9, 2006. In connection with Mr. Morris’s role as the Company’s Controller, Corporate Finance, he will also be designated as the Company’s principal accounting officer. Anthony Piszel, Executive Vice President and Chief Financial Officer of the Company, has assumed the responsibilities of the Company’s Corporate Controller and principal accounting officer until Mr. Morris joins the Company.

Prior to joining Health Net, Mr. Morris served as Chief Financial Officer, Medicare Part D at UnitedHealth Group from January 2005 to October 2006. Prior thereto, Mr. Morris had a long career with WellPoint, Inc. At WellPoint, Mr. Morris served as Vice President, Divisional Chief Financial Officer and Assistant Corporate Controller (March 2000 to January 2005), Vice President, Operations Support (July 1998 to March 2000), Director, Corporate Budget and Acquisition Analysis (September 1997 to July 1998) and Director, Finance & Information Systems—Chief of Staff (February 1997 to September 1997). From 1996 to 1997, Mr. Morris served as a Senior Manager at Price Waterhouse, LLP. From 1989 to 1996 Mr. Morris served in different positions at Coopers & Lybrand, LLP, including as an engagement Manager from January 1994 to March 1996.

In connection with Mr. Morris’s appointment, the Company and Mr. Morris have entered into an employment agreement (the "Agreement"), the material terms of which are set forth below.

Under the Agreement, Mr. Morris will receive an annual base salary of $300,000. Mr. Morris will also be eligible to participate in the Health Net Management Incentive Plan ("MIP"), which will provide him the opportunity to earn each plan year up to 50% of his base salary as additional compensation according to the terms of the actual MIP documents, provided, however, that his annual bonus opportunity for the 2006 calendar year will be guaranteed at $175,000.

Mr. Morris will also receive an engagement bonus of $175,000 in anticipation of his remaining employed by Health Net for at least two years. If, within the first two years of employment, Mr. Morris voluntarily terminates his employment or Health Net terminates him for cause (as defined in the Agreement), Mr. Morris will be required to repay Health Net a prorated portion of the engagement bonus.

The Agreement further provides for Mr. Morris to be granted, effective as of the first date of his employment, 25,000 restricted stock units ("RSUs") of Health Net’s common stock under the applicable Health Net long-term incentive plan (the "Plan"). Under the Agreement, 50% of the RSUs are to vest and become non-forfeitable on the third anniversary of the grant date, and the remaining 50% shall vest and become non-forfeitable on the fourth anniversary of the grant date. The Agreement provides that the RSUs may be subject to accelerated vesting upon the occurrence of a change in control, as defined under the Plan. Mr. Morris will not be eligible for any additional equity grants until the year 2008 and any grant to Mr. Morris in 2008 will require the approval of the Compensation Committee of the Company’s Board of Directors. Beginning in 2009, Mr. Morris will be eligible for equity grants as part of the Company’s annual equity grant program for similarly situated executives of the Company.

The Agreement provides that Mr. Morris’s employment with Health Net may be terminated by him or Health Net at any time, with or without advance notice and with or without cause (as defined in the Agreement). The Agreement provides Mr. Morris with two potential severance arrangements in the event of a termination of his employment other than due to his death or disability:

• If, at any time within two years after a change in control (as defined in the Agreement) of Health Net, Mr. Morris’s employment is terminated by Health Net without cause (as defined in the Agreement) or Mr. Morris terminates his employment for good reason (as defined in the Agreement) and signs a separation agreement waiver and release of claims substantially in the form prescribed by the Agreement (the "Separation Agreement"), Mr. Morris will be entitled to receive a lump-sum payment equal to 12 months of his then-current base salary and benefit continuation for a 12 month period, provided Mr. Morris elects to continue those benefits under COBRA. This severance allowance will be forfeited in the case of a termination by Mr. Morris if the Company requests in writing, prior to the termination, that Mr. Morris continue in the employ of Health Net for 90 days following the change in control, and Mr. Morris voluntarily leaves the employ of Health Net prior to the expiration of that 90-day period.
• If, at any time that is not within two years after a change in control, Mr. Morris’s employment is terminated by Health Net without cause, Mr. Morris will be entitled to receive, if he signs a Separation Agreement, a lump-sum payment equal to 12 months of his then-current base salary and benefit continuation for a 12 month period provided Mr. Morris elects to continue those benefits under COBRA.

In the event that Mr. Morris voluntarily terminates his employment at any time other than for good reason within two years after a change in control of Health Net, the Agreement provides that he would not be eligible to receive any of the severance benefits under the Agreement.

In the event that Mr. Morris’s employment is terminated due to death or disability (as defined in the Agreement), he or his beneficiaries or estate would be entitled under the Agreement to continuation of benefits for a period of 12 months and a lump-sum payment equal to one times (1x) his then-current base salary, provided, in the case of termination due to disability, that Mr. Morris signs a Separation Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

September 20, 2006	By:	/s/ B. Curtis Westen

Name: B. Curtis Westen
Title: Senior Vice President, General Counsel & Secretary